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Exhibit 8

[Form of Opinion of Sonnenschein Nath & Rosenthal LLP]

, 2009

Hanover Capital Mortgage Holdings, Inc.
200 Metroplex Drive
Suite 100
Edison, New Jersey 08817

Ladies and Gentlemen:

        We have acted as special counsel to Hanover Capital Mortgage Holdings, Inc., a Maryland corporation ("Company"), in connection with the merger of Walter Investment Management LLC, a Delaware limited liability company ("Spinco") and wholly-owned subsidiary of Walter Industries, Inc., a Delaware corporation ("Walter"), with and into the Company ("Merger"), pursuant to the Second Amended and Restated Agreement and Plan of Merger, dated February 6, 2009, among the Company, Spinco, JWH Holding Company LLC ("JWHHC") and Walter ("Merger Agreement"). In our capacity as counsel to the Company, our opinion has been requested with respect to certain federal income tax consequences of the Merger. We are rendering this opinion in connection with the Registration Statement of the Company on Form S-4 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended ("Registration Statement"), and in accordance with the requirements of Item 601(b)(8) of Regulation S-K thereunder. All capitalized terms used but not defined in this letter have the meanings assigned to them in the Merger Agreement.

        In connection with the opinion expressed below, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of the Merger Agreement, the proxy statement/prospectus included in the Registration Statement and such corporate records of the parties to the Merger Agreement as we have deemed appropriate. We have also relied upon, without independent verification, factual representations of the Company, Walter, and Spinco contained in their respective letters to us, dated [                        ], 2009 . We have assumed that such representations are true and that the parties to the Merger Agreement will act in accordance with the Merger Agreement. In addition, we have made such investigations of law as we have deemed appropriate to form a basis for the opinion expressed below.

        Based on and subject to the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we hereby confirm our opinion set forth in the Registration Statement under the heading "Material U.S. Federal Income Tax Consequences."

        Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the Merger or of any transaction related thereto or contemplated by the Merger Agreement.

        This opinion is rendered for the sole benefit of the Company and investors who receive shares of common stock pursuant to the Registration Statement, and no other person or entity is entitled to rely hereon. Copies of this opinion may not be furnished to any other person or entity without our prior written consent, except as may be required by law, nor may any portion of this opinion be quoted, circulated or referred to in any other document, without our prior written consent. We consent to the furnishing of a copy of this opinion to Walter, JWHHC and Spinco in connection with the Merger. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference thereto in the proxy statement/prospectus included in the Registration Statement under the headings "Summary—Conditions to Closing of the Merger," "Material U.S. Federal Income Tax Consequences" and "Legal Matters." In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
Sonnenschein Nath & Rosenthal LLP

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  Exhibit 8
[Form of Opinion of Sonnenschein Nath & Rosenthal LLP ]